Press Release

Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.bank

First Business Bank Announces 15% Increase in Quarterly Common Stock Dividend and $5 Million Buyback Program

MADISON, WI – January 27, 2023 – First Business Financial Services, Inc. (the “Company” or “First Business Bank”) (Nasdaq: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.2275 per share which is equivalent to a dividend yield of 2.72% based on Thursday’s market close price of $33.42. The quarterly dividend represents a 15% increase over the quarterly dividend declared in October 2022, and, based on fourth quarter 2022 earnings per share, represents a dividend payout ratio of 19%. This regular cash dividend is payable on February 16, 2023, to shareholders of record at the close of business on February 6, 2023.

“First Business Bank's 15% common dividend increase reflects the Company’s high-quality earnings growth and favorable outlook,” said Chief Executive Officer Corey Chambas. “This substantial increase marks our 11th consecutive annual dividend raise. We are pleased to provide an enhanced return to our shareholders while maintaining a dividend payout ratio that allows for the ongoing and significant investment in talent, technology, and products that power our business growth engine.”

The board of directors also declared a dividend on the Company’s 7% Series A Preferred Stock of $17.50 per share, payable on March 15, 2023, to shareholders of record on February 28, 2023.

Share Repurchase Authorization
Effective January 27, 2023, the Company’s board of directors authorized the repurchase by the Company of shares of its common stock with a maximum aggregate purchase price of $5.0 million, in such quantities, at such prices, and on such other terms and conditions as the Company’s Chief Executive Officer or Chief Financial Officer determine in their discretion to be in the best interests of the Company and its shareholders, any time from the effective date through January 31, 2024.

About First Business Bank
First Business Bank specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting Services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2021 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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